UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of Earliest Event Reported): June 24, 2008

COMMISSION FILE NO.: 000-51804

PEDIATRIC PROSTHETICS, INC.
(Exact Name of Registrant As Specified In Its Charter)

IDAHO	68-0566694
(State Or Other Jurisdiction	(IRS Employer Identification No.)
Of Incorporation)

12926 WILLOW CHASE DRIVE, HOUSTON, TEXAS 77070
(Address of Principal Executive Offices)

(281) 897-1108
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In connection with the Delisting described below under Item 3.01, Pediatric Prosthetics, Inc. (the “Company”, “we” or “us”) may be in default of $150,000 in Callable Secured Convertible Notes (the “Debentures”) which the Company recently sold in June 2008, to New Millennium Capital Partners II, LLC (the “Purchaser”).  Pursuant to the Debentures, we agreed to maintain our listing on the Over-The-Counter Bulletin Board for as long as the Debentures were outstanding.

Upon the occurrence of and during the continuance of an event of default under the Debentures, the Purchaser can make the Debentures immediately due and payable, and can make us pay the greater of (a) 130% of the total remaining outstanding principal amount of the Debentures, plus accrued and unpaid interest thereunder, or (b) the total dollar value of the number of shares of common stock which the funds referenced in section (a) would be convertible into (as calculated in the Debentures), multiplied by the highest closing price for our common stock during the period we are in default. If the Purchasers declare us in default, and we fail to pay the Purchaser such amount within five (5) days of the date such amount is due, the Purchaser can require us to pay them in the number of shares of common stock equal to (b) divided by the Conversion Price (as defined in the Debentures) then in effect.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective June 24, 2008, our common stock was delisted from the Over-The-Counter Bulletin Board (the “OTCBB”) due to our failure to timely file our quarterly report for the period ended March 31, 2008 (the “Delisting”).  Although we were unable to file our quarterly report for the period ended March 31, 2008 with financial statements which were reviewed and approved by our auditors by thirty (30) days after the extended due date of such report, we have since filed the completed and reviewed report and plan to immediately take action to engage a market maker to re-apply for our common stock to be quoted on the OTCBB.  Until such time as we are able to re-quote our common stock on the OTCBB, if ever, our common stock will continue to trade on the Pinksheets trading market under the symbol “PDPR.”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEDIATRIC PROSTHETICS, INC.

June 25, 2008

/s/ Kenneth W. Bean
Kenneth W. Bean,
Vice President